SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )(1)



                          BANCO RIO DE LA PLATA, S.A.
------------------------------------------------------------------------------
                               (Name of Issuer)

             Class B Ordinary Shares, par value Ps. 1.00 per Share
------------------------------------------------------------------------------
                          (Title of Class Securities)

                                   059644104
------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 12, 2000
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         |_|  Rule 13d-1 (b)
         |X|  Rule 13d-1 (c)
         |_|  Rule 13d-1 (d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------

CUSIP No.   059644104           13G                         Page 2 of 16 Pages
------------------------------------------------------------------------------

------------------------------------------------------------------------------
1
    NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Merrill Lynch & Co., Inc.
    #13-2740599

------------------------------------------------------------------------------
2
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|
                                                          (b) |X|
------------------------------------------------------------------------------
3
    SEC USE ONLY
------------------------------------------------------------------------------
4
    CITIZENSHIP OR PLACE OF ORGANIZATION     Delaware

------------------------------------------------------------------------------
5    NUMBER OF
     SHARES             SOLE VOTING POWER
                        0
                  ------------------------------------------------------------
6   BENEFICIALLY
    OWNED BY            SHARED VOTING POWER
                        39,269,452
                  ------------------------------------------------------------
7    EACH
   REPORTING            SOLE DISPOSITIVE POWER
                        0
                  ------------------------------------------------------------
8   PERSON
     WITH               SHARED DISPOSITIVE POWER
                        39,269,452
------------------------------------------------------------------------------
9
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    39,269,452

------------------------------------------------------------------------------
10
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

------------------------------------------------------------------------------
11
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    16.3%

------------------------------------------------------------------------------
12
    TYPE OF REPORTING PERSON*
    HC, CO

------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------------------------------------------------------

CUSIP No.   059644104              13G                      Page 3 of 16 Pages
------------------------------------------------------------------------------

------------------------------------------------------------------------------
1
    NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Merrill Lynch International

------------------------------------------------------------------------------
2
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
------------------------------------------------------------------------------
3
    SEC USE ONLY
------------------------------------------------------------------------------
4
    CITIZENSHIP OR PLACE OF ORGANIZATION     England and Wales

------------------------------------------------------------------------------
5    NUMBER OF
      SHARES            SOLE VOTING POWER
                        -0-
                  ------------------------------------------------------------
6  BENEFICIALLY
     OWNED BY           SHARED VOTING POWER
                        39,269,452
                  ------------------------------------------------------------
7    EACH
   REPORTING            SOLE DISPOSITIVE POWER
                        -0-
                  ------------------------------------------------------------
8    PERSON
      WITH              SHARED DISPOSITIVE POWER
                        39,269,452
------------------------------------------------------------------------------
9
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,269,452
------------------------------------------------------------------------------
10
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|
------------------------------------------------------------------------------
11
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.3%
------------------------------------------------------------------------------
12
    TYPE OF REPORTING PERSON*
    BD, CO

------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------------------------------------------------------

CUSIP No.  059644104          13G                        Page 4 of 16 Pages
------------------------------------------------------------------------------

------------------------------------------------------------------------------
1
    NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    BRS Investments S.A.

------------------------------------------------------------------------------
2
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) |_|
                                                         (b) |X|
------------------------------------------------------------------------------
3
    SEC USE ONLY
------------------------------------------------------------------------------
4
    CITIZENSHIP OR PLACE OF ORGANIZATION     Republic of Argentina

------------------------------------------------------------------------------
5    NUMBER OF
      SHARES            SOLE VOTING POWER
                        0
                  ------------------------------------------------------------
6  BENEFICIALLY
    OWNED BY            SHARED VOTING POWER
                        39,269,452
                  ------------------------------------------------------------
7   EACH
  REPORTING             SOLE DISPOSITIVE POWER
                        0
                  ------------------------------------------------------------
8   PERSON
     WITH               SHARED DISPOSITIVE POWER
                        39,269,452
------------------------------------------------------------------------------
9
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,269,452
------------------------------------------------------------------------------
10
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

------------------------------------------------------------------------------
11
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.3%
------------------------------------------------------------------------------
12
    TYPE OF REPORTING PERSON*
    CO

------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Banco Rio de la Plata, S.A.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Banco Rio de la Plata, S.A.
                  Bartolome Mitre 480
                  City of Buenos Aires, Republic of Argentina

Item 2(a).        Name of Person Filing:

                  This Schedule 13G is filed on behalf of Merrill Lynch & Co., Inc. ("ML & Co."); Merrill Lynch International ("MLI");
                  and BRS Investments S.A. ("BRS").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Merrill Lynch & Co., Inc.
                  World Financial Center
                  North Tower
                  250 Vesey Street
                  New York, New York  10281

                  Merrill Lynch International
                  Ropemaker Place
                  25 Ropemaker Street
                  London, EC2Y 9LY

                  BRS Investments S.A.
                  Avenida de Mayo 701, 16th Floor
                  Buenos Aires, Argentina

Item 2(c).        Citizenship:

                  ML & Co. is organized under the laws of the State of Delaware. MLI is organized under the laws of England and Wales. BRS is organized under the laws of the Republic of Argentina.

Item 2(d).        Title of Class of Securities:

                  Class B Ordinary Shares, par value Ps. 1.00 per share

Item 2(e).        CUSIP Number:

                  059644104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) |_|Broker or Dealer registered under Section 15 of the Exchange Act.
         (b)      |_|Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) |_|Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
         (d) |_|Investment Company registered under Section 8 of the Investment Company Act.
         (e)      |_|An Investment Adviser in accordance with Rule 13d-1(b)(1)
                  (ii)(E).
         (f) |_|An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g) |_|A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h) |_|A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) |_|A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
         (j)      |_|Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         |X|

Item 4.  Ownership.

(a)      Amount Beneficially Owned:

                  39,269,452

(b)      Percent of Class:

                  16.3%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote               -0-

         (ii)     Shared power to vote or to direct the vote       39,269,452

         (iii)    Sole power to dispose or to direct the
                  disposition of                                         -0-

         (iv)     Shared power to dispose or to direct the
                  disposition of                                   39,269,452


Item 5.    Ownership of Five Percent or Less of a Class.


                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

Item 10.  Certifications.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.









                           [signature pages follow]

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 21, 2000

                                               Merrill Lynch & Co., Inc.


                                               /s/ Lawrence M. Egan Jr.
                                               ----------------------------
                                               Name: Lawrence M. Egan Jr.*
                                               Title: Attorney-In-Fact

* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to the Schedule 13G filed by Merrill Lynch & Co., Inc. for Walden Residential Properties, Inc. and incorporated herein by reference.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 21, 2000


                                           Merrill Lynch International


                                           /s/ Larry Dobosh
                                           ----------------------------
                                           Name: Larry Dobosh*
                                           Title: Director

* Evidence of authority to sign on behalf of MLI is set forth in a Certificate of Incumbency dated December 20, 2000 and included as Exhibit C to this
Schedule 13G.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 21, 2000


                                          BRS Investments S.A.


                                          /s/ Daniel Gonzalez
                                          ---------------------------
                                          Name: Daniel Gonzalez
                                          Title: Vice President

                                                                  EXHIBIT A
                                                                  ----------



                      IDENTIFICATION OF MEMBERS OF GROUP

         ML & Co., MLI and BRS (collectively, the "Reporting Persons") have filed this Schedule 13G pursuant to Rule 13d-1(k) under the Exchange Act. The relevant identification information for each of ML & Co., MLI and BRS is contained in Item 2(a)-(c) of this Schedule 13G. While the Reporting Persons may, by virtue of their affiliation, be deemed to be members of a group for purposes of Rule 13d-5 under the Exchange Act, each Reporting Person disclaims membership in a group.

                                                               EXHIBIT B
                                                               ----------


                            JOINT FILING AGREEMENT

         The undersigned hereby agree that this Schedule 13G, dated as of December 21, 2000 (the "Schedule 13G"), with respect to the Shares issued by Banco Rio de la Plata, S.A. is, and any amendments thereto shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. Each of the undersigned further agrees that Merrill Lynch & Co., Inc. may file the Schedule 13G, and any and all amendments thereto, on its behalf. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.






                           [signature pages follow]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 21st day of December 2000.

                                           Merrill Lynch & Co., Inc.


                                           /s/ Lawrence M. Egan Jr.
                                           ------------------------------
                                           Name: Lawrence M. Egan Jr.*
                                           Title: Attorney-In-Fact

* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to the Schedule 13G filed by Merrill Lynch & Co., Inc. for Walden Residential Properties, Inc. and incorporated herein by reference.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 21st day of December 2000.



                                            Merrill Lynch International


                                            /s/ Larry Dobosh
                                            ----------------------------
                                            Name: Larry Dobosh*
                                            Title: Director

* Evidence of authority to sign on behalf of MLI is set forth in a Certificate of Incumbency dated December 20, 2000 and included as Exhibit C to this
Schedule 13G.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 21st day of December 2000.




                                             BRS Investments S.A.


                                             /s/ Daniel Gonzalez
                                             ------------------------
                                             Name: Daniel Gonzalez
                                             Title: Vice President

                                                              EXHIBIT C
                                                              ---------


                           Certificate of Incumbency


I, Debra A. Searle, Company Secretary of MERRILL LYNCH INTERNATIONAL a company organised and existing under the laws of England and Wales with its registered office at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England do hereby confirm that Laurence Dobosh is a duly appointed Director of the Company and, as such, is authorised to sign on behalf of the Company.



/s/ Debra A. Searle
-----------------------
Debra A. Searle
Company Secretary

Dated: 20 December 2000